Exhibit 4.1

AMENDMENT NO. 3
TO
SHORT TERM CONVERTIBLE PROMISSORY NOTE

This Amendment No. 3 to Short Term Convertible Promissory Note (this “Amendment”) is made as of March 25, 2011, between Cicero Inc., a Delaware corporation (the “Company”), and SOAdesk, LLC, a Delaware limited liability company (“Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January 15, 2010, and amended on March 31, 2010, between the Company, Holder and Vertical Thought, Inc., the Company delivered to Holder a $525,000 principal amount Short Term Convertible Promissory Note, which Short Term Convertible Promissory Note was subsequently amended on June 30, 2010 and September 30, 2010 (as so amended to date, the “Note”); and

WHEREAS, the Company and Holder desire to further amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Note.

2.           The “Maturity Date” of the Note is hereby extended to March 31, 2012, and the Holder hereby waives any and all Events of Default under the Note prior to the date hereof.

3.           A new Section 20 shall be added to the Note as follows:  “The Company and the Holder agree that, should the Company generate free cash flow during any fiscal quarter prior to the Maturity Date, the principal executive officer(s) of each of the Company and the Holder shall meet promptly following the end of such fiscal quarter to discuss in good faith the possibility of using a portion of such free cash flow to repay a portion of the outstanding principal amount of this Note, it being understood and agreed that, except as set forth in Section 4.2 (Mandatory Prepayment), nothing herein shall require any such prepayment and that any prepayment other than pursuant to Section 4.2 shall be in the Company’s sole and absolute discretion.”

4.           Except as specifically set forth herein, the Note and all of its terms and conditions remain in full force and effect, and the Note is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Note to “this Note,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Note as amended by this Amendment.

5.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument.

6.           This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

7.           This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CICERO INC.

By:
Name:
Title:

SOADESK, LLC

By:
Name:
Title:

Signature Page to Amendment No. 3 to Short Term Convertible Promissory Note

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